GameStop Reports Sales and Earnings for Fourth Quarter and Fiscal Year 2017 and Provides 2018 Outlook

Global Same Store Sales Increase 12.2% for the Quarter and 5.8% for the Year
Hardware Sales Increase 44.8% for the Quarter and 28.3% for the Year
Collectibles Sales Increase 22.8% for the Quarter and 28.8% for the Year

Grapevine, Texas (March 28, 2018)—GameStop Corp. (NYSE: GME), today reported sales and earnings for the fourth quarter and fiscal year ended February 3, 2018. As a reminder, the fourth quarter of fiscal 2017 contained 14 weeks of operating results compared to 13 weeks in fiscal 2016 and fiscal 2017 contained 53 weeks of operating results compared to 52 weeks in fiscal 2016. Same store sales comparisons for the fiscal quarter and fiscal year are based on the most closely comparable weeks for the 14 week and 53 week periods.

Mike Mauler, chief executive officer, stated, “Our fourth quarter performance continued to demonstrate that GameStop is the preferred destination for the gaming and collectibles customer. Our strong sales performance over the holiday period and throughout the fourth quarter was driven by compelling Black Friday and holiday promotions, driving growth in hardware, particularly the Nintendo Switch. Our industry leading position enabled us to provide customers with the best selection of consoles and games for the best price, in turn increasing our market share for the quarter. Our collectibles business also continued to deliver robust growth, further demonstrating that the business will be an accelerating contributor to GameStop’s profitability.”

Mr. Mauler continued, “While we had a solid performance in 2017, there are still many areas to improve that will drive future profitability. We have three core profitable businesses; Video Games, Collectibles, and Technology Brands. Moving forward over the next year, we plan to pause on investing in additional new businesses or acquisitions and focus on the fundamentals of improving the businesses that we already have. I believe focusing on the basics of retail operational excellence across the organization will maximize our free cash flow, improve our performance and, ultimately, deliver returns for our shareholders.”
Fourth Quarter Results
Total global sales increased 15.0% to $3.50 billion (12.3% in constant currency), resulting in consolidated comparable store sales growth of 12.2% (+14.2% in the U.S. and +8.3% internationally). New hardware sales increased 44.8%, led by demand for Nintendo Switch, and new software sales increased 12.4% driven by a strong title lineup. Consistent with the company’s expectations, pre-owned sales declined 2.6%. Worldwide omnichannel sales increased by 24.8% on the strength of new hardware sales.

Digital sales and non-GAAP digital receipts increased 41.0% and 16.1%, respectively, excluding the fourth quarter 2016 revenues from Kongregate which was sold in July 2017. On a reported basis, digital sales increased 7.3% to $61.4 million, while non-GAAP digital receipts increased 10.6% to $413.0 million.

Collectibles sales increased 22.8% to $260.8 million, driven by continued expansion of licensed merchandise offerings and targeted promotions during the holiday period.

Technology Brands sales decreased 14.2% to $219.7 million, driven primarily by the previously disclosed change in AT&T’s dealer compensation structure. Technology Brands GAAP operating loss was ($359.8) million due to $390.9 million ($258.5 million net of taxes) in asset impairment and other charges. Technology Brands operating earnings, excluding impairment and other charges, were $31.1 million, an 8.5% decrease compared to $34.0 million in the prior-year quarter.

GameStop’s fourth quarter GAAP net income (loss) was ($105.9) million, or ($1.04) per diluted share, compared to net income of $208.7 million, or $2.04 per diluted share in the prior-year quarter. The fourth quarter results include asset impairment and other charges of $406.5 million ($310.9 million net of taxes), or $3.06 per diluted share, primarily non-cash and related to the Technology Brands business. The positive impact of tax reform legislation was $3.0 million, or $0.03 per diluted share.

Excluding asset impairment and other charges and related tax adjustments, GameStop's adjusted net income for the fourth quarter was $205.0 million, compared to adjusted net income of $243.8 million in the prior-year quarter. Adjusted earnings per diluted share were $2.02 compared to adjusted earnings per diluted share of $2.38 in the prior-year quarter.

A reconciliation of non-GAAP results, including adjusted net income, operating earnings, Technology Brands operating earnings and free cash flow, to its closest GAAP measure is included with this release (Schedule III and IV).

Fiscal 2017 Results
Total global sales increased 7.2% to $9.2 billion, while consolidated comparable store sales increased 5.8% (4.3% in the U.S. and 9.2% internationally).

Key takeaways for fiscal 2017 include:

•	New hardware sales increased 28.3%, led by demand for Nintendo Switch.

•	Collectibles sales increased 28.8% to $636.2 million on strength in unique and exclusive product offerings.

•
Digital sales and non-GAAP digital receipts increased 13.8% and 7.1%, respectively, excluding 2016 revenues from Kongregate which was sold in July 2017. Reported digital sales increased 4.5% to $189.2 million, while non-GAAP digital receipts increased 5.2% to $1.2 billion.

•	New software sales increased 3.6%.

•	Pre-owned sales declined 4.6%, consistent with the company’s expectations at the beginning of the year.

•	Generated free cash flow of $324.7 million.

GameStop's fiscal 2017 GAAP net income was $34.7 million, or $0.34 per diluted share. The fiscal 2017 GAAP results include asset impairment and other charges of $399.7 million ($303.9 million net of taxes), or $3.00 per diluted share, primarily non-cash and related to the Technology Brands business. The positive impact of tax reform legislation was $3.0 million, or $0.03 per diluted share. This compared to net income of $353.2 million, or $3.40 per diluted share in fiscal 2016.

Excluding asset impairment and other charges and tax related adjustments, GameStop's adjusted net income for fiscal 2017 was $338.6 million, compared to adjusted net income of $390.9 million in fiscal 2016. Adjusted earnings per diluted share were $3.34 compared to adjusted earnings per diluted share of $3.77 in the prior fiscal year.

A reconciliation of non-GAAP results, including adjusted net income, operating earnings, Technology Brands operating earnings and free cash flow, to its closest GAAP measure is included with this release (Schedule III and IV).
Capital Allocation Update
On February 21, 2018, GameStop announced that its Board of Directors declared a quarterly cash dividend of $0.38 per common share that was paid on March 20, 2018 to shareholders of record at the close of business on March 5, 2018.
2018 Guidance
GameStop is providing the following guidance for fiscal 2018 with expectations for earnings to be substantially back half weighted for the fiscal year given the overlap of the Nintendo Switch launch in the first half of the year and expected strength of the title line up in the second half of the year.

Total Sales	-2.0% to -6.0%
Comparable Store Sales (excludes Tech Brands stores)	Flat to -5%
Income Tax Rate	26.0% to 27.0%
Adjusted (Non-GAAP) Earnings Per Share (diluted)	$3.00 to $3.35*
Capital Expenditures	$110.0 million to $120.0 million
Earnings per share guidance is calculated based on weighted average shares outstanding of 101.5 million.
* A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for March 28, 2018 at 5:00 p.m. ET to discuss the company’s financial results. The phone number for the call is 800-281-7973 and the passcode is 8634503. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates over 7,200 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. Our Technology Brands segment includes nearly 1,400 Spring Mobile AT&T and Simply Mac stores. Spring Mobile, www.springmobile.com, sells all of AT&T’s products and services, including DIRECTV, devices and related accessories in select markets in the U.S. Simply Mac, www.simplymac.com, sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.

General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted operating earnings, adjusted net income, digital receipts and constant currency. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Adjusted operating earnings and adjusted net income exclude the effect of items such as asset impairments, store closure costs, severance, as well as acquisition and divestiture costs. We define free cash flow as cash flow provided by operating activities less purchases for property and equipment plus cash flows from other investing activities, which primarily relate to tenant allowances. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Such statements include without limitation those about the Company’s outlook for fiscal 2018, future financial and operating results, projections, expectations and other statements that are not historical facts. Forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ from those reflected or described in the forward-looking statements: our inability to obtain sufficient quantities of product to meet consumer demand; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles and technology brands businesses; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executive officers and other key personnel; changes in consumer preferences and economic conditions; increased operating costs, including wages; cyber security events and related costs; risks associated with international operations; changes to our wireless industry partnerships and operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 28, 2017 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	14 Weeks Ended February 3, 2018	13 Weeks Ended January 28, 2017
Net sales	$3,502.5	$3,045.4
Cost of sales	2,478.0	2,037.5
Gross profit	1,024.5	1,007.9
Selling, general and administrative expenses	692.0	646.3
Depreciation and amortization	38.4	41.2
Goodwill impairments	32.8	—
Asset impairments	358.0	33.8
Operating (loss) earnings	(96.7)	286.6
Interest expense, net	13.1	13.8
(Loss) earnings before income tax expense	(109.8)	272.8
Income tax (benefit) expense	(3.9)	64.1
Net (loss) income	$(105.9)	$208.7

Net (loss) income per common share:
Basic	$(1.04)	$2.04
Diluted	$(1.04)	$2.04

Dividends per common share	$0.38	$0.37

Weighted average common shares outstanding:
Basic	101.5	102.1
Diluted	101.6	102.5

Percentage of Net Sales:
Net sales	100.0%	100.0%
Cost of sales	70.7%	66.9%
Gross profit	29.3%	33.1%
Selling, general and administrative expenses	19.8%	21.2%
Depreciation and amortization	1.1%	1.4%
Goodwill impairments	0.9%	—%
Asset impairments	10.3%	1.1%
Operating (loss) earnings	(2.8)%	9.4%
Interest expense, net	0.3%	0.4%
(Loss) earnings before income tax expense	(3.1)%	9.0%
Income tax (benefit) expense	(0.1)%	2.1%
Net (loss) income	(3.0)%	6.9%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	53 weeks ended February 3, 2018	52 weeks ended January 28, 2017
Net sales	$9,224.6	$8,607.9
Cost of sales	6,184.5	5,598.6
Gross profit	3,040.1	3,009.3
Selling, general and administrative expenses	2,363.0	2,252.6
Depreciation and amortization	150.7	165.2
Goodwill impairments	32.8	—
Asset impairments	358.0	33.8
Operating earnings	135.6	557.7
Interest expense, net	55.3	53.0
Earnings before income tax expense	80.3	504.7
Income tax expense	45.6	151.5
Net income	$34.7	$353.2

Net income per common share:
Basic	$0.34	$3.42
Diluted	$0.34	$3.40

Dividends per common share	$1.52	$1.48

Weighted average common shares outstanding:
Basic	101.4	103.4
Diluted	101.5	103.8

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	67.0%	65.0%
Gross profit	33.0%	35.0%
Selling, general and administrative expenses	25.6%	26.2%
Depreciation and amortization	1.6%	1.9%
Goodwill impairments	0.4%	—%
Asset impairments	3.9%	0.4%
Operating earnings	1.5%	6.5%
Interest expense, net	0.6%	0.6%
Earnings before income tax expense	0.9%	5.9%
Income tax expense	0.5%	1.8%
Net income	0.4%	4.1%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	February 3, 2018	January 28, 2017
Current assets:
Cash and cash equivalents	$864.4	$669.4
Receivables, net	182.7	220.9
Merchandise inventories, net	1,366.7	1,121.5
Prepaid expenses and other current assets	124.9	128.9
Total current assets	2,538.7	2,140.7
Property and equipment:
Land	19.9	18.6
Buildings and leasehold improvements	769.8	724.5
Fixtures and equipment	973.5	931.4
Total property and equipment	1,763.2	1,674.5
Less accumulated depreciation	1,330.0	1,203.5
Net property and equipment	433.2	471.0
Goodwill	1,667.3	1,725.2
Other noncurrent assets	402.4	639.0
Total assets	$5,041.6	$4,975.9

Current liabilities:
Accounts payable	$902.0	$616.6
Accrued liabilities	976.1	1,090.9
Income taxes payable	37.5	54.0
Total current liabilities	1,915.6	1,761.5
Other long-term liabilities	93.6	145.3
Long-term debt, net	817.9	815.0
Total liabilities	2,827.1	2,721.8
Stockholders’ equity	2,214.5	2,254.1
Total liabilities and stockholders’ equity	$5,041.6	$4,975.9

GameStop Corp.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	53 weeks ended February 3, 2018	52 weeks ended January 28, 2017
Cash flows from operating activities:
Net income	$34.7	$353.2
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization (including amounts in cost of sales)	151.9	166.7
Goodwill and asset impairments	395.1	33.8
Stock-based compensation expense	25.6	17.8
Deferred income taxes	(107.9)	(37.2)
Excess tax benefits related to stock-based awards	—	0.8
Loss on disposal of property and equipment	8.5	10.4
Gain on divestiture	(6.4)	—
Other	24.9	15.5
Changes in operating assets and liabilities:
Receivables, net	35.7	(43.9)
Merchandise inventories	(256.3)	14.7
Prepaid expenses and other current assets	(1.2)	(11.4)
Prepaid income taxes and income taxes payable	(24.7)	(49.1)
Accounts payable and accrued liabilities	169.8	64.1
Changes in other long-term liabilities	(14.8)	1.7
Net cash flows provided by operating activities	434.9	537.1
Cash flows from investing activities:
Purchase of property and equipment	(113.4)	(142.7)
Acquisitions, net of cash acquired of $0.0 and $0.1, respectively	(8.5)	(441.2)
Proceeds from divestiture	55.0	—
Other	3.2	5.9
Net cash flows used in investing activities	(63.7)	(578.0)
Cash flows from financing activities:
Repayment of acquisition-related debt	(21.8)	(0.4)
Repurchase of common shares	(22.0)	(63.1)
Dividends paid	(155.2)	(155.5)
Proceeds from senior notes	—	475.0
Borrowings from the revolver	373.0	545.0
Repayments of revolver borrowings	(373.0)	(545.0)
Payments of financing costs	—	(8.1)
Issuance of common stock, net of share repurchases for withholding taxes	(3.5)	(8.4)
Excess tax benefits related to stock-based awards	—	(0.8)
Net cash flows (used in) provided by financing activities	(202.5)	238.7
Exchange rate effect on cash and cash equivalents	26.3	21.2
Increase in cash and cash equivalents	195.0	219.0
Cash and cash equivalents at beginning of period	669.4	450.4
Cash and cash equivalents at end of period	$864.4	$669.4

GameStop Corp.
Schedule I
Sales Mix
(unaudited)

	14 Weeks Ended February 3, 2018		13 Weeks Ended January 28, 2017
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

New video game hardware	$844.0	24.1%	$583.0	19.1%
New video game software	1,042.3	29.8%	927.4	30.5%
Pre-owned and value video game products	663.1	18.9%	680.6	22.3%
Video game accessories	327.7	9.4%	238.5	7.8%
Digital	61.4	1.8%	57.2	1.9%
Technology Brands	219.7	6.3%	256.0	8.4%
Collectibles	260.8	7.4%	212.4	7.0%
Other	83.5	2.3%	90.3	3.0%
Total	$3,502.5	100.0%	$3,045.4	100.0%

	53 Weeks Ended February 3, 2018		52 Weeks Ended January 28, 2017
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

New video game hardware	$1,791.8	19.4%	$1,396.7	16.2%
New video game software	2,582.0	28.0%	2,493.4	29.0%
Pre-owned and value video game products	2,149.6	23.3%	2,254.1	26.2%
Video game accessories	784.3	8.5%	676.7	7.9%
Digital	189.2	2.1%	181.0	2.1%
Technology Brands	803.6	8.7%	814.0	9.5%
Collectibles	636.2	6.9%	494.1	5.7%
Other	287.9	3.1%	297.9	3.4%
Total	$9,224.6	100.0%	$8,607.9	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	14 Weeks Ended February 3, 2018		13 Weeks Ended January 28, 2017
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware	$61.5	7.3%	$58.6	10.1%
New video game software	238.9	22.9%	224.4	24.2%
Pre-owned and value video game products	298.1	45.0%	318.9	46.9%
Video game accessories	102.9	31.4%	82.8	34.7%
Digital	54.3	88.4%	50.8	88.8%
Technology Brands	169.1	77.0%	174.6	68.2%
Collectibles	77.1	29.6%	68.6	32.3%
Other	22.6	27.1%	29.2	32.3%

Total	$1,024.5	29.3%	$1,007.9	33.1%

	53 Weeks Ended February 3, 2018		52 Weeks Ended January 28, 2017
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware	$163.1	9.1%	$154.2	11.0%
New video game software	590.3	22.9%	600.4	24.1%
Pre-owned and value video game products	977.1	45.5%	1,044.1	46.3%
Video game accessories	255.0	32.5%	235.2	34.8%
Digital	162.4	85.8%	155.5	85.9%
Technology Brands	594.0	73.9%	554.6	68.1%
Collectibles	208.2	32.7%	171.6	34.7%
Other	90.0	31.3%	93.7	31.5%

Total	$3,040.1	33.0%	$3,009.3	35.0%

GameStop Corp.
Schedule III
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's operating earnings, net income and earnings per share as presented in its unaudited Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its adjusted operating earnings, net income and earnings per share.

	14 Weeks Ended February 3, 2018	13 Weeks Ended January 28, 2017	53 Weeks Ended February 3, 2018	52 Weeks Ended January 28, 2017
Technology Brands Adjusted Operating Earnings
Technology Brands operating (loss) earnings	$(359.8)	$(12.0)	$(315.7)	$44.2
Acquisition costs	(5.0)	—	(10.7)	—
Property, equipment & other asset impairments	15.5	16.6	15.5	16.6
Goodwill impairment	32.8	—	32.8	—
Intangible impairments	339.8	7.0	339.8	7.0
Store closure costs	7.8	19.8	14.0	19.8
Business divestitures and other	—	2.6	—	2.6
Technology Brands adjusted operating earnings	$31.1	$34.0	$75.7	$90.2

Consolidated Adjusted Operating Earnings
Operating (loss) earnings	$(96.7)	$286.6	$135.6	$557.7
Acquisition costs	(5.0)	—	(10.7)	—
Property, equipment & other asset impairments	22.5	19.4	22.5	19.4
Goodwill impairments	32.8	—	32.8	—
Intangible impairments	339.8	14.4	339.8	14.4
Store closure costs	7.8	19.8	14.0	19.8
Business divestitures and other	8.6	2.9	1.3	7.0
Adjusted operating earnings	$309.8	$343.1	$535.3	$618.3

Consolidated Adjusted Net Income
Net (loss) income	$(105.9)	$208.7	$34.7	$353.2
Acquisition costs	(5.0)	—	(10.7)	—
Property, equipment & other asset impairments	22.5	19.4	22.5	19.4
Goodwill impairment	32.8	—	32.8	—
Intangible impairments	339.8	14.4	339.8	14.4
Store closure costs	7.8	19.8	14.0	19.8
Business divestitures and other	8.6	2.9	1.3	7.0
Tax effect of non-GAAP adjustments	(92.6)	(21.4)	(92.8)	(22.9)
Tax reform	(3.0)	—	(3.0)	—
Adjusted net income	$205.0	$243.8	$338.6	$390.9

Adjusted earnings per share
Basic	$2.02	$2.39	$3.34	$3.78
Diluted	$2.02	$2.38	$3.34	$3.77

Dividend per common share	$0.38	$0.37	$1.52	$1.48

Number of shares used in adjusted calculation
Basic	101.5	102.1	101.4	103.4
Diluted	101.6	102.5	101.5	103.8

GameStop Corp.
Schedule IV
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's cash flows provided by operating activities as presented in its unaudited Consolidated Statements of Cash Flows and prepared in accordance with GAAP to its free cash flow.

	53 weeks ended February 3, 2018	52 weeks ended January 28, 2017
Net cash flows provided by operating activities	$434.9	$537.1
Purchase of property and equipment	(113.4)	(142.7)
Other investing activities	3.2	5.9
Free cash flow	$324.7	$400.3

Contact
Mike Loftus
Vice President, Global Controller and Investor Relations
GameStop Corp.
investorrelations@gamestop.com